EXHIBIT 99.1

Press Information	Contact: Thom Mocarsky Arbitron Inc. 212-887-1314 thom.mocarsky@arbitron.com

ARBITRON INC. REPORTS FIRST QUARTER 2001 FINANCIAL RESULTS

8.4% Increase in Revenues; 9.8% Increase in EPS over Q1 2000

      NEW YORK – APRIL 24, 2001 – Arbitron Inc. (NYSE: ARB) today announced results for the first quarter ended March 31, 2001. Arbitron was separated from Ceridian Corporation through a reverse spin-off on March 30, 2001, and began trading independently on the New York Stock Exchange on April 2, 2001.

      The Company reported revenues of $60.2 million, an increase of 8.4% over revenues of $55.5 million for the first quarter of 2000. Earnings before interest and taxes (EBIT) for the quarter were $27.3 million, compared to $24.3 million for the first quarter of 2000, a 12.2% increase. Net income for the quarter was $16.3 million, compared with $14.7 million reported during the same period of 2000, an increase of 10.8%. Pro forma net income per share was $0.56 (basic and diluted), compared with $0.51 per share in 2000, a 9.8% increase. Pro forma net income per share has been adjusted to reflect the one-for-five reverse split, which became effective following Arbitron’s reverse spin-off from Ceridian.

      Arbitron reported EBITDA of $28.4 million for the first quarter, an 11.7% increase over EBITDA of $25.4 million reported in 2000.

      In announcing the Company’s results, Stephen Morris, president and chief executive officer of Arbitron, said, “We are extremely pleased to report these quarterly results, our first as a public company. Over the last five years, we’ve shown we can consistently build our core business. Our number of station customers has grown consistently, and our cross-sell of Scarborough data and application software services has been highly successful. Basically, these tools help our customers build their own revenue. As they succeed, we succeed.

      “As we move forward, it is our intention to continue to develop the core business while introducing the new technologies and services that strengthen our core and extend our business to new media and new markets.”

      Mr. Morris continued, “We believe that two of our key initiatives–the Portable People Meter (PPM) and Webcast Ratings–will contribute to the growth of our company in the years to come. The PPM, in particular, will not only strengthen our radio ratings business, but it will help us to expand into other areas such as television, cable and international markets. The PPM is currently undergoing market trials within the Philadelphia market. Today, more than 300 consumers are carrying Portable People Meters to track their radio, television and cable exposure both in and out of the home. We’re showing that we can monitor radio, cable and broadcast television behavior through a single system. A single ratings system supported by all three media will allow us to survey a larger number of consumers, providing media outlets with even more reliable estimates of their audience demographics.

      “The next few quarters will represent an important transition period for the newly independent Arbitron. We are confident in our ability to build upon the Company’s history of sound financial performance and growth.”

Arbitron Inc. • 142 West 57th Street • New York, New York 10019

Press Information	Contact: Thom Mocarsky Arbitron Inc. 212-887-1314 thom.mocarsky@arbitron.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

      Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 700 full-time employees; its executive offices are located in New York City.

      Through its Scarborough Research joint venture with VNU Marketing Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

(Tables to follow)

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

-	realize the benefits we expect to achieve from the Spin-off;

-	successfully execute our business strategies, including timely implementation of our Portable People Meter and our Webcast Ratings services, as well as expansion of international operations;

-	continue to benefit from further consolidation in the radio industry; and

-	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019

Arbitron 1st Quarter Earnings April 24, 2001	Page 3 of 4

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2001
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended

	March 31,	March 31,	$	%
	2001	2000	Variance	Variance

Revenue	$60,190	$55,533	$4,657	8.4%

Costs and expenses Cost of revenue	15,873	16,072	(199)	(1.2%)

Selling, general and administrative	11,214	10,722	492	4.6%

Research and development	4,696	3,301	1,395	42.3%

Total costs and expenses	31,783	30,095	1,688	5.6%

Operating income	28,407	25,438	2,969	11.7%

Equity in net income (loss) of affiliate	(1,123)	(1,124)	1	(0.1%)

Earnings before interest and income taxes	27,284	24,314	2,970	12.2%

Interest income	19	—	19	100.0%

Interest expense	(386)	—	(386)	100.0%

Earnings before income taxes	26,917	24,314	2,603	10.7%

Income tax expense	10,622	9,604	1,018	10.6%

Net income	$16,295	$14,710	$1,585	10.8%

Pro forma net income per weighted average common share (1)

Basic	$0.56	$0.51	$0.05	9.8%

Diluted	$0.56	$0.51	$0.05	9.8%

Shares used in calculations (in thousands)

Basic	29,158	28,957

Diluted	29,311	29,105

Other data (2)

EBITDA	$28,359	$25,380	$2,979	11.7%

(1)	The computation of pro forma basic and diluted net income per common share for the periods presented is based upon Ceridian’s historical weighted average number of shares of Ceridian common stock and potentially dilutive securities outstanding. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities will be converted into Arbitron securities.

(2)	EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before debt expense, as well as to evaluate its operating cash flow. Interest expense and income tax expense are added back to net income to arrive at EBIT. EBITDA is calculated by adding back to EBIT depreciation and amortization on property and equipment, amortization of goodwill and other intangible assets and asset impairment charges. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flows, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron 1st Quarter Earnings April 24, 2001	Page 4 of 4

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2001 and December 31, 2000
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2001	2000

Cash and equivalents	$25,000	$3,540

Trade receivables	17,367	19,017

Deferred taxes	42,664	51,077

Other assets	35,928	34,242

Total assets	$120,959	$107,876

Deferred revenue	$36,041	$47,833

Long-term debt	250,000	—

Other liabilities	17,703	26,821

Stockholders’ equity(deficit)(3)	(182,785)	33,222

Total liabilities and stockholders’ equity	$120,959	$107,876

(3)	Arbitron has historically distributed its earnings to Ceridian Corporation. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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